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Exhibit (a)(1)(F)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
at
$18.28 Net Per Share
and
All Outstanding Shares of
Series D Non-Cumulative Delivery Preferred Stock
at
$0.10 Net Per Share
of
DAKOTA GROWERS PASTA COMPANY, INC.
by
BLUEBIRD ACQUISITION CORPORATION
a wholly owned subsidiary
of
AGRICORE UNITED HOLDINGS INC.
a wholly owned subsidiary
of
VITERRA INC.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MAY 3, 2010, UNLESS THE OFFER IS EXTENDED.

March 23, 2010

To Our Clients:

        Enclosed for your consideration are the Offer to Purchase, dated March 23, 2010 (the "Offer to Purchase"), and the related Letters of Transmittal in connection with the offer (such offer, together with any amendments or supplements thereto, the "Offer") by Bluebird Acquisition Corporation, a North Dakota corporation ("Purchaser") and a wholly owned subsidiary of Agricore United Holdings Inc., a Delaware corporation ("Agricore") and a wholly owned subsidiary of Viterra Inc., a corporation incorporated under the laws of Canada, to purchase (i) all outstanding shares of common stock, par value $0.01 per share (together with the associated preferred share purchase rights under the Second Amended and Restated Rights Agreement (the "Rights Agreement"), dated as of April 26, 2002, between Dakota Growers Pasta Company, Inc., a North Dakota corporation (the "Company"), and Wells Fargo Bank Minnesota, National Association, as Rights Agent, the "Common Shares") of the Company, and (ii) all outstanding shares of Series D Non-Cumulative Delivery Preferred Stock, par value $0.01 per share (the "Series D Shares") of the Company. The Purchaser is offering to purchase the Common Shares at a price of $18.28 per share and the Series D Shares at a price of $0.10 per share, in each case net to the seller in cash, without interest and less any required withholding taxes and upon the terms and subject to the conditions set forth in the Offer to Purchase. The Common Shares and the Series D Shares are collectively referred to herein as "Company Shares".

        The Offer is being made pursuant to an Agreement and Plan of Merger dated as of March 10, 2010 (the "Merger Agreement"), by and among Agricore, the Purchaser and the Company.

        The Board of Directors of the Company has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the merger of the Purchaser with and into the Company with the Company surviving as the wholly owned subsidiary of

Agricore (the "Merger"), are advisable, fair to and in the best interests of the Company's stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth therein, (iii) recommended that the holders of Company Shares accept the Offer and tender their Company Shares to the Purchaser pursuant to the Offer and, if required by applicable law, that the holders of Common Shares adopt the Merger Agreement, and (iv) approved the preparation, execution and delivery of an amendment to the Rights Agreement, which exempted Agricore and the Purchaser (in connection with the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the Tender and Support Agreements (as defined in the Offer to Purchase)) and the Merger Agreement, the Tender and Support Agreements, and all transactions contemplated thereby from the terms of the Rights Agreement.

        We or our nominees are the holder of record of Company Shares held for your account. A tender of such Company Shares can be made only by us as the holder of record and pursuant to your instructions. The Letters of Transmittal are furnished to you for your information only and cannot be used by you to tender Company Shares held by us for your account.

        We request instructions as to whether you wish us to tender any or all of the Company Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and Letters of Transmittal.

        Please note carefully the following:

  1.
  The offer price is $18.28 per Common Share and $0.10 per Series D Share, in each case net to you in cash, without interest and less any required withholding taxes and upon the terms and subject to the conditions of the Offer.

  2.
  The Offer is being made for all outstanding Common Shares and Series D Shares.

  3.
  The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Monday, May 3, 2010 (i.e., the end of the day on May 3, 2010), unless the Offer is extended by the Purchaser. Except as otherwise described in Section 4 of the Offer to Purchase, previously tendered Company Shares may be withdrawn at any time until the Offer has expired and, if the Purchaser has not accepted such Company Shares for payment by May 22, 2010, such Company Shares may be withdrawn at any time after that date until the Purchaser accepts Company Shares for payment.

  4.
  The Offer is subject to certain conditions described in Section 15 of the Offer to Purchase, including, among other things, the condition that the number of outstanding Common Shares that have been validly tendered and not validly withdrawn prior to the expiration of the Offer, together with all Common Shares, if any, then beneficially owned by Agricore or the Purchaser, represents more than 50% of the outstanding Common Shares on a fully diluted basis on the date of purchase (which means, as of any time, the aggregate number of Common Shares outstanding, assuming the exercise of all options to purchase and the conversion or exchange of all securities convertible or exchangeable into Common Shares outstanding) as of immediately prior to the Purchaser's acceptance for payment of the Company Shares tendered pursuant to the Offer and not validly withdrawn.

  5.
  Tendering stockholders who are registered stockholders or who tender their Company Shares directly to Wells Fargo Bank, N.A., the Depositary for the Offer, will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letters of Transmittal, stock transfer taxes on the Purchaser's purchase of Company Shares pursuant to the Offer. However, federal income tax backup withholding may be required, unless the required taxpayer identification information is provided or an exemption is available. See the Letters of Transmittal for more information.

        If you wish to have us tender any or all of your Company Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Company Shares, all such Company Shares will be tendered unless otherwise specified on the Instruction Form.

        Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

        The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Company Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

        Any questions or requests for assistance may be directed to the Information Agent at its telephone number and location listed below. Requests for additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its address and telephone numbers listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

The Exchange Tower
130 King Street West, Suite 2950, P.O. Box 361
Toronto, Ontario
M5X 1E2
Banks and Brokers Call: (416) 867-2272
Call Toll Free: (888) 518-6812

INSTRUCTION FORM
With Respect to the Offer to Purchase for Cash
All Outstanding Shares of Common Stock
at
$18.28 Net Per Share
and
All Outstanding Shares of
Series D Non-Cumulative Delivery Preferred Stock
at
$0.10 Net Per Share
of
DAKOTA GROWERS PASTA COMPANY, INC.
by
BLUEBIRD ACQUISITION CORPORATION
a wholly owned subsidiary
of
AGRICORE UNITED HOLDINGS INC.
a wholly owned subsidiary
of
VITERRA INC.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MAY 3, 2010, UNLESS THE OFFER IS EXTENDED.

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated March 23, 2010 (the "Offer to Purchase"), and the related Letters of Transmittal in connection with the offer (such offer, together with any amendments or supplements thereto, the "Offer") by Bluebird Acquisition Corporation, a North Dakota corporation ("Purchaser") and a wholly owned subsidiary of Agricore United Holdings Inc., a Delaware corporation ("Agricore") and a wholly owned subsidiary of Viterra Inc., a corporation incorporated under the laws of Canada, to purchase (i) all outstanding shares of common stock, par value $0.01 per share (together with the associated preferred share purchase rights under the Second Amended and Restated Rights Agreement, dated as of April 26, 2002, between Dakota Growers Pasta Company, Inc., a North Dakota corporation (the "Company") and Wells Fargo Bank Minnesota, National Association, as Rights Agent, the "Common Shares") of the Company, and (ii) all outstanding shares of Series D Non-Cumulative Delivery Preferred Stock, par value $0.01 per share (the "Series D Shares") of the Company. The Purchaser is offering to purchase the Common Shares at a price of $18.28 per share and Series D Shares at a price of $0.10 per share, in each case net to the seller in cash, without interest and less any required withholding taxes and upon the terms and subject to the conditions set forth in the Offer to Purchase. The Common Shares and the Series D Shares are collectively referred to herein as "Company Shares."

        The undersigned hereby instruct(s) you to tender to the Purchaser the number of Company Shares indicated below or, if no number is indicated, all Company Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Common Shares Tendered Hereby:*	Tax Identification or Social Security Number:

Number of Series D Shares Tendered Hereby:*	Signature(s):
(Sign Here)
Dated:

Print name(s):

Account No.:	Address:

Area Code and Telephone Number:

*
Unless otherwise indicated, it will be assumed that all Company Shares held by us for the undersigned's account are to be tendered.

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  Exhibit (a)(1)(F)
The Information Agent for the Offer is